Exhibit 99

Stem Announces Third Quarter 2021 Financial Results

Company achieves record revenue, gross margin, backlog, pipeline and AUM

Continued expansion of Athena® platform drives strong momentum into 2022

SAN FRANCISCO, Calif. – November 9, 2021 – Stem, Inc. ("Stem" or the "Company") (NYSE:STEM), a global leader in artificial intelligence (AI)-driven clean energy storage services, announced today its financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 Financial and Operating Highlights
Financial Highlights
•Record revenues of $39.8 million, up from $9.2 million (+334%) in the same quarter last year
•Record Gross Margin (GAAP) of 8% versus (19)% in the same quarter last year
•Non-GAAP Gross Margin of 15% versus 8% in the same quarter last year
•Net Income of $115.6 million versus Net Loss of $(18.8) million in the same quarter last year. Net Income in the quarter was driven primarily by a non-cash revaluation of Public Warrants. All outstanding Public Warrants were exercised or redeemed during the quarter
•Adjusted EBITDA of $(7.2) million versus $(7.9) million in the same quarter last year
•Ended the third quarter of 2021 with $576 million in cash, cash equivalents and short-term investments and zero debt

Operating Highlights
•Record 12-month Pipeline of $2.4 billion, up from $1.7 billion (+41%) at end of the second quarter
•Record Bookings of $104 million, up from $37 million (+183%) in the same quarter last year
•Record Contracted Backlog of $312 million, up from $250 million (+25%) at the end of the second quarter
•Record Contracted Assets Under Management (AUM) of 1.4 gigawatt hours (GWh), up from 1.0 GWh in the same quarter last year

John Carrington, Chief Executive Officer of Stem, commented, “We are excited to report a record quarter of commercial and operational execution reflected in revenues, gross margin, backlog, pipeline and AUM this quarter. Customers increasingly demand our smart energy solutions enabled by Athena®, our industry-leading software platform. These financial and operating results include a 25% sequential increase in contracted backlog, driven by a record $104 million in bookings, and a 41% sequential increase in pipeline. Revenue was once again at the high end of our guidance range, and we remain on track to meet our full-year 2021 revenue and Adjusted EBITDA targets. We have secured our anticipated supply requirements through Q3 2022 and are strategically moving to lock in the anticipated hardware deliveries for the full year 2022 to meet contracted customer demand. Combined with a rapidly expanding market, our differentiated offering, and strong balance sheet, we believe our commercial momentum gives us excellent visibility into multi-year growth.”

Key Metrics

The following table presents our key metrics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)		(in millions)
Key Financial Metrics
Revenue	$39.8	$9.2	$74.6	$17.7
Gross Margin (GAAP)	$3.1	$(1.7)	$2.9	$(4.9)
Gross Margin % (GAAP)	8%	(19)%	4%	(28)%
Non-GAAP Gross Margin***	$5.8	$0.7	$10.8	$1.0
Non-GAAP Gross Margin %***	15%	8%	14%	6%
Net Income (loss)	$115.6	$(18.8)	$(67.2)	$(55.2)
Adjusted EBITDA	$(7.2)	$(7.9)	$(19.9)	$(23.1)

Key Operating Metrics*
12-Month Pipeline (in billions) (1)	$2.4	**	*	**
Bookings (in millions) (2)	103.7	36.6	148.8	94.3
Contracted Backlog (in millions) (3)	311.6	**	*	**
Contracted AUM (in GWh) (4)	1.4	1.0	*	**
* at period end
** not available
*** Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures“ for details and page 9 for reconciliations.

Third Quarter 2021 Financial and Operating Results
Financial Results
Third quarter revenue increased 334% to a record $39.8 million, versus $9.2 million in the same quarter last year. Higher hardware revenue from Front of the Meter (“FTM”) and Behind the Meter (“BTM”) partnership agreements drove most of the year-over-year increase, in addition to higher services revenue driven by increased adoption of the Athena platform.

Gross Margin (GAAP) was $3.1 million, or 8% versus $(1.7) million, or (19)% in the same quarter last year and . and $(0.1) million, or (1)%, in the second quarter of 2021. This represents Stem’s first ever quarter of positive Gross Margin (GAAP). Non-GAAP Gross Margin was $5.8 million, or 15% versus $0.7 million, or 8% in the same quarter last year, and $2.1 million, or 11%, in the second quarter of 2021. The year-over-year increases in margins resulted from an increased mix of software service revenues and higher-margin hardware deliveries.

Net Income was $115.6 million versus Net Loss of $(18.8) million in the same quarter last year and $(100.2) million in the second quarter of 2021. Third quarter net income was primarily driven by a $137 million non-cash revaluation of warrants in the quarter, tied to changes in the value of the underlying common stock, offset by higher operating expenses.

Adjusted EBITDA was $(7.2) million compared to $(7.9) million in the same quarter last year and $(8.5) million in the second quarter of 2021. The improved Adjusted EBITDA results were primarily driven by higher gross margins, partially offset by higher operating expenses due to increased personnel costs reflecting continued investment in our growth initiatives.

The Company ended the third quarter with $576 million in cash, consisting of $405 million in cash and cash equivalents, and $171 million in short-term investments, and no debt. The sequential increase from $474 million in cash and cash equivalents at the end of second quarter 2021 was primarily the result of the exercise of approximately $12.6 million Public Warrants.

Operating Results

The Company’s 12-month forward Pipeline was $2.4 billion as of September 30, 2021, compared to $1.7 billion on June 30, 2021, representing 41% sequential growth. The increase in the 12-month pipeline is a result of increased FTM project opportunities, including significant expansions into new markets, continued growth in Stem’s partner channel, and the seasonal nature of the pipeline.

Contracted Backlog was $312 million at the end of the quarter compared to $250 million at the end of the second quarter, representing a 25% sequential increase. The increase in Contracted Backlog resulted from record bookings in the quarter of $104 million. Bookings grew 183% year-over-year from $37 million in the quarter ended September 30, 2020, and grew 130% from $45 million in the quarter ended June 30, 2021. Year-to-Date bookings of $200 million already exceed full-year 2020 bookings of $138 million (+45%).

Contracted AUM increased 40% year-over-year and 17% sequentially to 1.4 GWh, driven by an increase in new contracts and new systems that became operational.

The following table provides a summary of current backlog compared to prior quarter backlog (in millions):

Period ending 2Q21	$250
Add: Bookings	104
Less: Revenue	(40)
Other	(2)
Period ending 3Q21	$312

The Company will continue to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to meet the expected significant growth in customer demand. COVID-19 continues to impact the supply chain and the Company is actively working to mitigate any continued effects of the pandemic on its business and results of operations.

Business Highlights
On October 5, 2021, Stem announced two advanced application additions to Athena: (1) Athena SupervisorTM, which provides real-time visibility into how Athena manages and monetizes energy assets, and (2) Athena BidderTM, which automates asset strategies to maximize wholesale market revenues. These applications enable the Company’s project developer customers to meet resource adequacy requirements, optimize wholesale market revenue, and participate in wholesale energy markets. Stem also highlighted three recent customer projects in the Independent System Operator of New England (ISO-NE) market that can co-optimize seven value streams: day-ahead markets, real-time energy markets, frequency regulation, capacity market, coincident peak reduction, solar shifting incentives, and solar ITC earnings.
On September 15, 2021, Stem announced the development of South America’s first virtual power plant (VPP) with Copec, one of the largest energy companies in Central and South America, as well as the completion of their first smart energy storage system in Chile. The companies will be working together with Chilquinta Energía S.A., a local energy supply service company, to establish the first VPP, a network of decentralized BTM power generating sites. For this project, Stem’s Athena has been customized to integrate utility and grid market data points that optimize energy storage assets in the Chilean market. This partnership also involves future collaboration to bring smart energy storage alongside mutual business activities in electric vehicle charging infrastructures and solar project developments.
On August 30, 2021, Stem announced a pilot using Athena to operate a 350 kW / 800 kWh battery system at Penske's heavy-duty truck charging positions in Ontario, California. Athena predicts when the charging site's electricity demand will spike and uses the supplemental stored energy via on-site batteries at the optimal time to drive off-peak electricity savings and minimize utility peak demand charges. Since starting the pilot, smart energy storage has driven a 40% decrease in Penske's site peak energy consumption. Stem collaborated with Penske and its other suppliers in project execution, including optimizing energy tariffs, utilizing energy storage to secure funds from California Air Quality Resources (CARB) as well as securing incentives from California's Self Generation Incentive Program (SGIP).

On August 20, 2021, Stem announced the redemption of all 12.8 million Public Warrants outstanding. Holders exercised 12.6 million warrants for a purchase price of $11.50 per whole share, generating proceeds to Stem of approximately $145 million. The Company redeemed all remaining outstanding Public Warrants. The Public Warrants have been delisted from the New York Stock Exchange, and there are no Public Warrants left outstanding.

Outlook
The Company reaffirms its guidance of full-year 2021 revenue of $147 million and full-year 2021 Adjusted EBITDA of $(25) million. Consistent with prior guidance, the Company reaffirms that it expects to recognize 50-60% of total 2021 revenue in Q4. The Company expects to provide 2022 guidance in its fourth quarter/full year 2021 earnings call in mid-to-late February 2022.

Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures: non-GAAP gross margin and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. See “Reconciliations of non-GAAP Financial Measures” on page 9 of this release.
We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate our operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) are used by our institutional investors and the analyst community to help them analyze the health of our business.
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, and adjustments to reclassify data communication and cloud production expenses to operating expenses.

About Stem, Inc.
Stem Inc. (NYSE: STEM) provides solutions that address the challenges of today’s dynamic energy market. By combining advanced energy storage solutions with Athena®, a world-class AI-powered analytics platform, Stem enables customers and partners to optimize energy use by automatically switching between battery power, onsite generation and grid power. Stem’s solutions help enterprise customers benefit from a clean, adaptive energy infrastructure and achieve a wide variety of goals, including expense reduction, resilience, sustainability, environmental and corporate responsibility and innovation. Stem also offers full support for solar partners interested in adding storage to standalone, community or commercial solar projects – both behind and in front of the meter.

For more information, visit www.stem.com.

Notes
Stem will hold a conference call to discuss this earnings press release and business outlook on Tuesday, November 9, 2021 beginning at 5:00 p.m. Eastern Time. The conference call may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (844) 826-3035, or for international callers, (412) 317-5195 and referencing Stem. A replay of the conference call will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10161255. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for twelve months after the call.

Forward-Looking Statements
This third quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as the reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; the business strategies of Stem and those of its customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the impact of natural disasters and other events beyond our control, such as the COVID-19 pandemic and the Delta variant; our ability to meet contracted customer demand; and future results of operations, including revenue and Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon assumptions and estimates that, while considered reasonable by Stem and its management, depend upon inherently uncertain factors and risks that may cause actual results to differ materially from current expectations, including our inability to help reduce GHG emissions; our inability to seamlessly integrate and optimize energy resources; our inability to achieve our financial and performance targets and other forecasts and expectations; our ability to grow and manage growth profitably; risks relating to the development and performance of our energy storage systems and software-enabled services; the risk that the global commitment to decarbonization may not materialize as we predict, or even if it does, that we might not be able to benefit therefrom; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; our inability to attract and retain qualified personnel; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” in the registration statement on Form S-1 filed with the SEC on July 19, 2021, and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this third-quarter 2021 press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Stem Media Contacts
Cory Ziskind, ICR
stemPR@icrinc.com
Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$405,189	$6,942
Short-term investments	170,795	—
Accounts receivable, net	34,997	13,572
Inventory, net	24,200	20,843
Other current assets (includes $379 and $123 due from related parties as of September 30, 2021 and December 31, 2020, respectively)	16,496	7,920
Total current assets	651,677	49,277
Energy storage systems, net	114,149	123,703
Contract origination costs, net	11,665	10,404
Goodwill	1,741	1,739
Intangible assets, net	13,125	12,087
Operating leases right-of-use assets	13,894	358
Other noncurrent assets	18,716	8,282
Total assets	$824,967	$205,850
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	14,962	$13,749
Accrued liabilities	14,024	16,072
Accrued payroll	5,524	5,976
Notes payable, current portion	—	33,683
Convertible promissory notes (includes $— and $45,271 due to related parties as of September 30, 2021 and December 31, 2020, respectively)	—	67,590
Financing obligation, current	14,315	14,914
Deferred revenue, current	27,129	36,942
Other current liabilities (includes $692 and $399 due to related parties as of September 30, 2021 and December 31, 2020, respectively)	2,465	1,589
Total current liabilities	78,419	190,515
Deferred revenue, noncurrent	21,743	15,468
Asset retirement obligation	4,149	4,137
Notes payable, noncurrent	1,675	4,612
Financing obligation, noncurrent	75,384	73,128
Warrant liabilities	—	95,342
Lease liability, noncurrent	12,678	57
Total liabilities	194,048	383,259
Commitments and contingencies (Note 14)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 144,285,959 and 40,202,785 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	14	4
Additional paid-in capital	1,106,220	230,620
Accumulated other comprehensive loss	(317)	(192)
Accumulated deficit	(474,998)	(407,841)
Total stockholders’ equity (deficit)	630,919	(177,409)
Total liabilities and stockholders’ equity (deficit)	$824,967	$205,850

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Services revenue	$4,947	$3,649	$14,982	$10,711
Hardware revenue	34,886	5,523	59,609	6,950
Total revenue	39,833	9,172	74,591	17,661
Cost of revenue
Cost of service revenue	6,639	5,828	19,354	16,083
Cost of hardware revenue	30,057	5,074	52,343	6,439
Total cost of revenue	36,696	10,902	71,697	22,522
Gross margin	3,137	(1,730)	2,894	(4,861)
Operating expenses:
Sales and marketing	4,975	3,053	11,555	11,699
Research and development	6,268	5,052	15,502	12,084
General and administrative	11,024	2,635	28,730	8,018
Total operating expenses	22,267	10,740	55,787	31,801
Loss from operations	(19,130)	(12,470)	(52,893)	(36,662)
Other income (expense), net:
Interest expense	(2,674)	(4,265)	(12,835)	(13,826)
Loss on extinguishment of debt	—	—	(5,064)	—
Change in fair value of warrants and embedded derivative	137,001	(2,096)	3,424	(3,005)
Other income (expenses), net	415	188	211	(1,602)
Total other income (expense)	134,742	(6,173)	(14,264)	(18,433)
Income (loss) before income taxes	115,612	(18,643)	(67,157)	(55,095)
Income tax expense	—	(142)	—	(142)
Net income (loss)	$115,612	$(18,785)	$(67,157)	$(55,237)

Net income (loss) per share attributable to common shareholders, basic	$0.85	$(0.47)	$(0.73)	$(1.61)
Net loss per share attributable to common shareholders, diluted	$(0.15)	$(0.47)	$(0.73)	$(1.61)

Weighted-average shares used in computing net income (loss) per share, basic	135,231,146	39,844,652	92,436,649	40,087,247
Weighted-average shares used in computing net loss per share, diluted	140,285,165	39,844,652	92,436,649	40,087,247

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(67,157)	$(55,237)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	15,620	13,769
Non-cash interest expense, including interest expenses associated with debt issuance costs	8,098	7,080
Stock-based compensation	7,983	1,427
Change in fair value of warrant liability and embedded derivative	(3,424)	3,005
Noncash lease expense	280	435
Accretion expense	174	188
Impairment of energy storage systems	2,200	—
Issuance of warrants for services	9,183	—
Net (accretion of discount) amortization of premium on investments	295	—
Other	—	9
Changes in operating assets and liabilities:
Accounts receivable	(21,383)	(6,039)
Inventory	(3,357)	(17,595)
Deferred costs with suppliers	—	2,751
Other assets	(18,060)	(105)
Contract origination costs	(1,853)	(2,135)
Accounts payable and accrued expenses	6,151	2,836
Deferred revenue	(3,538)	32,251
Lease liabilities	(331)	(475)
Other liabilities	99	(86)
Net cash used in operating activities	(69,020)	(17,921)
INVESTING ACTIVITIES
Purchase of available-for-sale investments	(171,109)	—
Purchase of energy storage systems	(6,173)	(4,121)
Capital expenditures on internally-developed software	(4,250)	(3,585)
Purchase of property and equipment	(525)	(13)
Net cash used in investing activities	(182,057)	(7,719)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	148,322	30
Payments for taxes related to net share settlement of stock options	(12,622)	—
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	550,322	—
Proceeds from financing obligations	4,929	12,901
Repayment of financing obligations	(5,721)	(7,776)
Proceeds from issuance of convertible notes, net of issuance costs of $8 and $1,740 for the nine months ended September 30, 2021 and 2020, respectively	1,118	12,548
Proceeds from issuance of notes payable, net of issuance costs of $101 and $1,502 for the nine months ended September 30, 2021 and 2020, respectively	3,917	25,000
Repayment of notes payable	(41,446)	(21,660)
Net cash provided by financing activities	648,819	21,043
Effect of exchange rate changes on cash and cash equivalents	505	(349)
Net increase (decrease) in cash and cash equivalents	398,247	(4,946)
Cash and cash equivalents, beginning of period	6,942	12,889
Cash and cash equivalents, end of period	$405,189	$7,943

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited)

The following table provides a reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$115,612	$(18,785)	$(67,157)	$(55,237)
Adjusted to exclude the following:
Depreciation and amortization	5,305	3,924	15,620	13,769
Interest expense	2,674	4,265	12,835	13,826
Loss on extinguishment of debt	—	—	5,064	—
Stock-based compensation	6,199	495	7,983	1,427
Issuance of warrants for services	—	—	9,183	—
Change in fair value of warrants and embedded derivative	(137,001)	2,096	(3,424)	3,005
Provision for income taxes	—	142	—	142
Adjusted EBITDA	$(7,211)	$(7,863)	$(19,896)	$(23,068)

Adjusted EBITDA as used in connection with the Company's 2021 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in fair value of warrants expense for 2021. In addition, the Company may incur additional expenses that may affect Adjusted EBITDA, such as stock-based compensation expense and other items. The unavailable information could have a significant effect on the Company’s full year 2021 GAAP financial results.
The following table provides a reconciliation of gross margin (GAAP) to non-GAAP gross margin ($ in millions, except for percentages):

	Three Months Ended June 30,
	2021	2020
Revenue	$39.8	$9.2
Cost of revenue	$(36.7)	$(10.9)
Gross Margin (GAAP)	$3.1	$(1.7)
Gross Margin (GAAP) (%)	8%	(19)%

Adjustments to Gross Margin:
Amortization of Capitalized Software	$1.4	$1.0
Impairments of Storage Systems	$0.7	$1.4
Other Adjustments	$0.6	$—
Non-GAAP Gross Margin	$5.8	$0.7
Non-GAAP Gross Margin (%)	15%	8%
(1) Consists of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue.

Key Definitions

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software revenue from opportunities that are currently being pursued by Stem direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as measured during a given period (e.g. quarterly booking or annual booking)
•Customer contracts are typically executed 6-12 months ahead of installation
•Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as reflected on a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted AUM	Total GWh of systems in operation or under contract